Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of BeyondSpring Inc. on Form F-3 (File No. 333-280153) of our report dated April 29, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of BeyondSpring Inc. as of December 31, 2023 and for the year ended December 31, 2023 appearing in the Annual Report on Form 20-F of BeyondSpring Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
Costa Mesa, CA
July 2, 2024